Form 10-K, Exhibit 13
period 1995-12-30
SEQUENT COMPUTER SYSTEMS INC /OR/
filed 1996-03-28
CIK 811716

                                                                   EXHIBIT 13

               SEQUENT COMPUTER SYSTEMS, INC.  AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                Fiscal Year Ended
                                       Dec. 30,      Dec. 31,        Jan. 1,        Jan. 2,        Dec. 28,
                                         1995          1994            1994           1993           1991
OPERATIONS DATA

Total revenue                         $  540,345     $ 450,823     $  353,806     $  307,274     $  213,272
Income (loss) before income taxes     $   47,327     $  38,800     $   (6,331)    $   15,884     $  (52,379)
Net income (loss)                     $   35,073     $  33,134     $   (7,524)    $   14,433     $  (48,661)
Net income (loss) per share           $     1.04     $    1.03     $     (.26)    $      .55     $    (2.10)
Average shares outstanding                33,665        32,028         29,335         26,120         23,188

BALANCE SHEET DATA

Working capital                       $  214,749     $ 168,468     $  134,156     $   86,914     $   65,672
Total assets                          $  503,923     $ 435,977     $  375,424     $  278,759     $  246,280
Long-term obligations                 $    9,106     $  10,341     $   10,906     $   24,034     $    7,198
Shareholders' equity                  $  353,188     $ 291,195     $  243,488     $  172,502     $  149,461



